                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 21)*

                             The Box Worldwide, Inc.
                      (f/k/a/ Video Jukebox Network, Inc.)
                      ------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
                         (Title of Class of Securities)

                                   92656G 10 8
                                 (CUSIP Number)

                              Thomas K. Pasch, Esq.
                         Saul, Ewing, Remick & Saul LLP
                               Centre Square West
                         1500 Market Street, 38th Floor
                           Philadelphia, PA 19102-2186
                                 (215) 972-7188
           -----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                December 16, 1997
           -----------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].


Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

--------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92656G 10 8                                                Page 2 of 9
_______________________________________________________________________________

    1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                StarNet, Inc.
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                                (b)  [X]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS*

______________________________________________________________________________

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                             [ ]
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION
                Delaware
______________________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |       -0-
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |       -0-
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |       -0-
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |       -0-
_______________|_____|________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          None
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             [X]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          N/A
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON*
          CO
______________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92656G 10 8                                                Page 3 of 9
_______________________________________________________________________________

    1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Lenfest Communications, Inc.
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                                (b)  [X]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS*

______________________________________________________________________________

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                             [ ]
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION
                Delaware
_______________________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |       -0-
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |       -0-
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |       -0-
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |       -0-
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          None
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             [X]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          N/A
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON*
          CO
______________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92656G 10 8                                                Page 4 of 9
_______________________________________________________________________________

    1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                H.F. Lenfest
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                                (b)  [X]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS*

______________________________________________________________________________

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                             [ ]
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION
                United States
_______________________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |       -0-
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |       -0-
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |       -0-
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |       -0-
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          None
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             [X]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          N/A
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON*
          IN
______________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92656G 10 8                                                Page 5 of 9
_______________________________________________________________________________

    1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                StarNet Interactive Entertainment, Inc.
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                                (b)  [X]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS*

______________________________________________________________________________

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                             [ ]
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION
                Delaware
_______________________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |       -0-
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |       -0-
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |       -0-
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |       -0-
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          None
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             [X]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          N/A
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON*
          CO
______________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92656G 10 8                                                Page 6 of 9
_______________________________________________________________________________

    1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Suburban Cable TV Co. Inc.
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                                (b)  [X]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS*

______________________________________________________________________________

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                             [ ]
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION
                Pennsylvania
_______________________________________________________________________________
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |       -0-
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |       -0-
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |       -0-
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |       -0-
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          None
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             [X]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          N/A
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON*
          CO
______________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92656G 10 8                                                Page 7 of 9



         This Amendment No. 21 ("Amendment") to the Statement on Schedule 13D dated July 28, 1993 (the "July 1993 Statement"), as amended by Amendment No. 1 thereto dated August 9, 1993 ("Amendment No. 1"), as amended by Amendment No. 2 thereto dated September 14, 1993 ("Amendment No. 2"), as amended by Amendment No. 3 thereto dated December 21, 1993 ("Amendment No. 3"), as amended by Amendment No. 4 thereto dated January 12, 1994 ("Amendment No. 4"), as amended by Amendment No. 5 thereto dated February 10, 1994 ("Amendment No. 5"), as amended by Amendment No. 6 thereto dated February 23, 1994 ("Amendment No. 6"), as amended by Amendment No. 7 thereto dated March 9, 1994 ("Amendment No. 7"), as amended by Amendment No. 8 thereto dated May 9, 1994 ("Amendment No. 8"), as amended by Amendment No. 9 thereto dated July 11, 1994 ("Amendment No. 9"), as amended by Amendment No. 10 thereto dated July 28, 1994 ("Amendment No. 10"), as amended by Amendment No. 11 thereto dated August 9, 1994 ("Amendment No. 11"), as amended by Amendment No. 12 thereto dated January 12, 1995 ("Amendment No. 12"), as amended by Amendment No. 13 thereto dated September 22, 1995 ("Amendment No. 13"), as amended by Amendment No. 14 thereto dated May 22, 1996 ("Amendment No. 14"), as amended by Amendment No. 15 thereto dated June 11, 1996 ("Amendment No. 15"), as amended by Amendment No. 16 thereto dated July 9, 1996 ("Amendment No. 16"), as amended by Amendment No. 17 thereto dated July 21, 1997 ("Amendment No. 17"), as amended by Amendment No. 18 thereto dated August 12, 1997 ("Amendment No. 18"), as amended by Amendment No. 19 thereto dated November 7, 1997 ("Amendment No. 19") and as amended by Amendment No. 20 thereto dated December 15, 1997 ("Amendment No. 20") (the July 1993 Statement as amended by Amendment Nos. 1 through 20 is referred to as the "Original Statement"), is jointly filed by the persons listed on the execution pages hereof (the "Reporting Persons") pursuant to the Joint Filing Agreement filed as Exhibit 5 to Amendment No. 1 and Amendment No. 1 to the Joint Filing Agreement, dated November 7, 1997, filed as Exhibit 99.19.2. Except as amended hereby, the contents of the Original Statement, including its exhibits, are incorporated herein by reference. Any capitalized term not defined herein has the meaning given to it in the Original Statement.

         This Amendment relates to the common stock, par value $.001 per share (the "Common Stock") of The Box Worldwide, Inc. (formerly known as Video Jukebox Network, Inc.), a Florida corporation (the "Company"), and is filed pursuant to Rule 13d-2 under the Securities Exchange Act of 1934, as amended (the "Act").

         This Amendment is filed to disclose the disolution of the Joint Venture and the distribution to StarNet Interactive Entertainment, Inc. ("StarNet Int") of 4,506,922.5 shares of common stock of the Company immediately prior to the completion of the merger transaction between the Company and TCI Music, Inc. As a result of the completion of the merger, the Company ceased to exist and the Reporting Persons exchanged all of the shares of common stock of the Company held by them for shares of Series A Preferred Stock of TCI Music, Inc.

CUSIP No. 92656G 10 8                                                Page 8 of 9


         Except as specifically modified, amended or supplemented by this Amendment, all of the information in the Original Statement is hereby confirmed.

Item 5 of the Original Statement is amended and supplemented as follows:

Item 5.  Interest in Securities of the Issuer.

      On December 16, 1997, the Company was merged with and into TCI Music, Inc. Immediately prior to the completion of the merger, the Joint Venture was dissolved and the shares of the Company's common stock held by the Joint Venture were distributed to StarNet Interactive Entertainment, Inc. ("StarNet Int") and CEA Investors Partnership II, Ltd. As a result, immediately prior to the completion of the merger: StarNet Int had Sole Voting Power and Sole Dispositive Power as to no shares and Shared Voting Power and Shared Dispositive Power as to 4,506,922.5 shares; StarNet, Inc. had Sole Voting Power and Sole Dispositive Power as to no shares and Shared Voting Power and Shared Dispositive Power as to 6,390,477.5 shares; Suburban Cable TV Co. Inc. had Sole Voting Power and Sole Dispositive Power as to no shares and Shared Voting Power and Shared Dispositive Power as to 770,842 shares; and each of Lenfest Communications, Inc. and H.F. Lenfest had Sole Voting Power and Sole Dispositive Power as to no shares and Shared Voting Power and Shared Dispositive Power as to 7,161,319.5 shares. All 7,161,319.5 shares were voted in favor of the merger transaction by the Reporting Persons. See Exhibit 99.18.1.

      As a result of the completion of the merger, all of the shares of common stock of the Company owned by each of the Reporting Persons were exchanged for shares of Series A Preferred Stock of TCI Music, Inc., and the Reporting Persons ceased to hold any shares of the Company's common stock.

CUSIP No. 92656G 10 8                                                Page 9 of 9


                                 SCHEDULE 13D/A

                                   SIGNATURES

      The undersigned, after reasonable inquiry and to the best of their knowledge and belief, certify that the information set forth in this statement is true, complete, and correct.


LENFEST COMMUNICATIONS, INC.,           STARNET, INC., a Delaware corporation
a Delaware corporation


By:   /s/ H.F. Lenfest                  By:  /s/ H.F. Lenfest
----------------------------------      ----------------------------------------
Name:  H.F. Lenfest                     Name:  H.F. Lenfest
As:   President                         As:  President

Dated:  December 23, 1997               Dated:  December 23, 1997


H. F. Lenfest                           STARNET INTERACTIVE ENTERTAINMENT, INC.,
                                        a Delaware corporation


/s/ H.F. Lenfest
---------------------------------
Name:  H. F. Lenfest                    By:   /s/ H.F. Lenfest
Dated: December 23, 1997                ----------------------------------------
                                        Name:  H.F. Lenfest
                                        As:  President

SUBURBAN CABLE TV CO. INC.              Dated: December 23, 1997



By:    /s/ H.F. Lenfest
---------------------------------
Name:  H.F. Lenfest
As:   President

Dated: December 23, 1997